Exhibit 99.1

News Release

Medgenics Reports Third Quarter 2015 Financial Results

•	Acquired Phase 2-Ready CNS asset, NFC-1
o	First of pipeline of potential programs from CHOP collaboration
o	Results of Phase 1 GREAT trial to be presented at American Academy of Child and Adolescent Psychiatry (AACAP) meeting
•	Completed Successful Public Offering for $46M in gross proceeds

Philadelphia, PA (October 22, 2015) – Medgenics, Inc. (NYSE: MDGN) (the Company) today announced financial results for the three and nine months ended September 30, 2015.

Management Commentary

“We are very pleased with the acquisition this quarter of our Phase 2-ready CNS asset, NFC-1. This represents the first of what we hope to be many programs to come from our ongoing collaboration with the Center for Applied Genomics at Children’s Hospital of Philadelphia, ” stated Mike Cola, Chief Executive Officer of Medgenics. “Following the successful completion of our recent equity offering, we look forward to advancing the clinical development of NFC-1 in mGluR mutation positive ADHD and 22Q Deletion Syndrome patients.”

A recent study of NFC-1, the GREAT trial, a 30 patient Phase 1b study in adolescents with ADHD and disruptions in the metabotropic glutamate receptor (mGluR) gene network, was recently completed. The objectives of the study were to evaluate the safety, tolerability, and pharmacokinetics of NFC-1 and to evaluate the effect of NFC-1 on ADHD during four weeks of continuous treatment following one week of placebo therapy in several validated ADHD scales in mGluR+ adolescents with ADHD symptoms. The treatment effect of NFC-1 appeared more robust over time and at higher doses. NFC-1 was well tolerated, with no treatment-related serious adverse events reported. Additionally, 20 of the 30 enrolled patients elected to continue in a long-term safety trial in order to maintain access to therapy.

Results from the GREAT trial will be presented at the upcoming 62nd Annual Meeting of the American Academy of Child and Adolescent Psychiatry (AACAP) meeting on Saturday, October 31st at 10:00AM in San Antonio, TX.

“We look forward to the results of the GREAT study being presented at the upcoming AACAP meeting, and our entire team is excited to further the development of NFC-1 for the treatment of patients with serious CNS disease,” stated Dr. Garry Neil, CSO of Medgenics.

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Thursday, October 22, 2015 at 8:30 a.m. ET to discuss third quarter 2015 financial results.

In order to participate in the conference call, please dial (844) 466-4113 (domestic) or (765) 507-2652 (international). The conference ID number is 61872467.

The live webcast can be accessed under “Events” in the Investors section of the Company’s website at www.medgenics.com or you may use the link: http://edge.media-server.com/m/p/xayvu6t7/lan/en.

A replay of the call will be available two hours after the end of the conference on October 22, 2015 through October 29, 2015. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference the conference ID number.

The archived webcast will be available for 30 days in the Investor section of Medgenics’ website at www.medgenics.com.

Third Quarter Financial Results

The Company reported financial results for the three and nine months ended September 30, 2015 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company’s Quarterly Report on Form 10-Q. The Form 10-Q includes unaudited interim consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-Q is available at www.sec.gov and at www.medgenics.com.

For the quarter ended September 30, 2015 the Company reported a loss of $16.52 million or $0.66 per share, compared with a loss of $3.04 million or $0.16 per share for the comparative quarter in 2014 primarily due to non-recurring R&D charges related to the acquisition of NFC-1 of $8.17 million. Included in the net loss of $16.52 million is $1.80 million of non-cash stock based compensation, non-cash warrant valuation of $1.12 million, and a $3.2 million non-cash equity payment related to the acquisition of NFC-1.

Gross research and development (R&D) expenses for the three months ended September 30, 2015 increased to $4.57 million from $2.28 million for the same period in 2014. This increase was due mainly to increased sub-contractor and consulting costs. Net R&D expenses for the three months ended September 30, 2015 increased to $4.20 million from $1.57 million for the same period in 2014 due to the increase in gross research and development expenses as detailed above and a decrease of $0.35 million in the participation by the OCS.

Non-recurring R&D expenses, including acquisition, milestone and reimbursed R&D costs of $8.17 million, resulted from the acquisition of NFC-1. Included in the $8.17 million expense is $2.0 million in an upfront payment, $6.0 million in a corporate milestone payment, and $0.17 million in reimbursed R&D costs. The $6.0 million milestone payment was paid in October and consisted of a cash payment of $2.8 million and $3.2 million in a non-cash equity payment.

General and administrative expenses for the three months ended September 30, 2015 were $3.00 million, increasing from $2.31 million for the same period in 2014 primarily due to increased stock-based compensation expenses related to options granted to directors and general and administrative personnel and an increase in consulting fees and personnel.

Financial expenses for the quarter ended September 30, 2015 were $1.19 million, increasing from $0.06 million for the same period in 2014. This increase was mainly due to the change in valuation of the warrant liability.

Financial income for the quarter ended September 30, 2015 was $0.04 million, decreasing from $0.90 million for the same period in 2014. This decrease was mainly due to the change in valuation of the warrant liability.

Nine Months Financial Results

For the first nine months of 2015, the Company reported a loss of $31.53 million or $1.27 per share, compared with a loss of $12.24 million or $0.65 per share for the comparative period in 2014 primarily due to non-recurring R&D charges related to the acquisition of NFC-1 of $8.17 million. Included in the net loss of $31.53 million is $7.64 million of non-cash stock based compensation, non-cash warrant valuation of $1.37 million, and a $3.2 million non-cash equity payment related to the acquisition of NFC-1.

Gross R&D expenses for the nine months ended September 30, 2015 increased to $12.93 million from $6.38 million for the same period in 2014. This increase was due mainly to increased sub-contractor and consulting costs and increased stock-based compensation expenses related to options granted to R&D personnel. Net R&D expenses for the nine months ended September 30, 2015 increased to $11.13 million from $4.48 million for the same period in 2014 due to the increase in gross research and development expenses as detailed above and a decrease of $0.10 million in the participation by the OCS.

Non-recurring R&D expenses, including acquisition, milestone, and reimbursed R&D costs of $8.17 million, resulted from the acquisition of NFC-1. Included in the $8.17 million expense is $2.0 million in an upfront cash payment, $6.0 million in a corporate milestone payment, and $0.17 million in reimbursed R&D costs. The $6.0 million milestone payment was paid in October and consisted of a cash payment of $2.8 million and $3.2 million in a non-cash equity payment.

General and administrative expenses for the nine months ended September 30, 2015 were $10.83 million, increasing from $8.26 million for the same period in 2014 primarily due to increased stock-based compensation expenses related to options granted to directors and general and administrative personnel and an increase in consulting fees and personnel, offset in part by a decrease in professional fees.

Financial expenses for the nine months ended September 30, 2015 were $1.43 million, increasing from $0.09 million for the same period in 2014. This increase was mainly due to the change in valuation of the warrant liability.

Financial income for the nine months ended September 30, 2015 was $0.05 million, decreasing from $0.61 million for the same period in 2014. This decrease was mainly due to the change in valuation of the warrant liability.

The Company reported cash and cash equivalents of $17.73 million as of September 30, 2015. Subsequent to the end of the third quarter, the company completed a registered public offering of 7,078,250 shares, including the Underwriters option, at $6.50 per share. The net proceeds from the Offering, after deducting the Underwriters’ discount and other Offering expenses, was approximately $42.87 million.

MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	September 30,	December 31,
	2015	2014
	Unaudited
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$17,725	$33,288
Accounts receivable and prepaid expenses	1,095	315
Total current assets	18,820	33,603

LONG-TERM ASSETS:

Restricted lease deposits	83	83
Severance pay fund	-	99
Property and equipment, net	409	495
Deferred issuance costs	278	-
	770	677

Total assets	$19,590	$34,280

LIABILITIES AND STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES:

Trade payables	$1,431	$1,076
Other accounts payable and accrued expenses	8,812	2,562
Total current liabilities	10,243	3,638

LONG-TERM LIABILITIES:

Accrued severance pay	166	368
Liability in respect of warrants	-	612
Total long-term liabilities	166	980

Total liabilities	10,409	4,618

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 25,331,197 shares issued and 25,322,697 shares outstanding at September 30, 2015; 24,851,075 shares issued and 24,818,075 shares outstanding at December 31, 2014	3	3
Additional paid-in capital	140,845	129,797
Accumulated Deficit	(131,667)	(100,138)
Total stockholders' equity	9,181	29,662

Total liabilities and stockholders' equity	$19,590	$34,280

MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

	Nine months ended September 30,		Three months ended September 30,

	2015	2014	2015	2014
		Unaudited
Research and development expenses	$12,927	$6,378	$4,568	$2,281
Less:
Participation by the Office of the Chief Scientist	(1,797)	(1,898)	(367)	(716)
Research and development expenses, net	11,130	4,480	4,201	1,565
Non-recurring research and development expenses resulting from acquisition	8,170	-	8,170	-
General and administrative expenses	10,832	8,262	2,996	2,305
Operating loss	(30,132)	(12,742)	(15,367)	(3,870)
Financial expenses	(1,431)	(92)	(1,192)	(64)
Financial income	45	605	44	896
Loss before taxes on income	(31,518)	(12,229)	(16,515)	(3,038)
Taxes on income	11	8	6	2
Loss	$(31,529)	$(12,237)	$(16,521)	$(3,040)
Basic loss per share	$(1.27)	$(0.65)	$(0.66)	$(0.16)
Diluted loss per share	$(1.30)	$(0.68)	$(0.66)	$(0.21)
Weighted average number of common stock used in computing
basic loss per share	24,911,481	18,716,109	24,982,577	18,817,557
Weighted average number of common stock used in computing
diluted loss per share	24,974,128	18,863,403	24,982,577	18,938,723

About Medgenics

Medgenics is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. For more information, visit the Company's website at www.medgenics.com.

About the NFC-1 GREAT trial

The NFC-1 GREAT trial was a 30 patient Phase 1b study in adolescents with ADHD and disruptions in the metabotropic glutamate receptor (mGluR) gene network. The objectives of the study were to evaluate the safety, tolerability, and pharmacokinetics of NFC-1 and to evaluate the effect of NFC-1 on ADHD during four weeks of continuous treatment following one week of placebo therapy. The study was conducted at Jefferson University Hospital in Philadelphia, PA.

Subjects were stratified by mGluR mutations. In addition to several exploratory measures, efficacy was assessed using the Clinical Global Impressions of Severity (CGI-S) and Improvement (CGI-I) scales, and the Vanderbilt Parent Assessment Score. Clinical improvement based on CGI-S, CGI-I scores and Vanderbilt scores was demonstrated in analyses of all patients. Mean declines in scores after four weeks of active treatment were as follows: CGI-S declined from 3.97 to 3.00 (p<0.001), CGI-I scores declined from 3.83 to 2.24 (P<0.001) and the Vanderbilt score declined from 29.1 to 22.5 (p<0.001). Improvement was greatest in the Tier-1/Tier-2 mGluR mutation positive patients (P<0.001). In this group 80% were deemed to be responders.

NFC-1 was well tolerated, with no treatment-related serious adverse events reported.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.
John Leaman
john.leaman@medgenics.com

Medgenics, Inc.
Brian Piper

240-899-5554

brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

Beth@sternir.com